Consent of Independent Auditors


We consent to the references to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the consolidated financial statements of American Centurion Life Assurance Company (American Centurion
Life) and to the use of our report dated March 21, 2003 with respect to the financial statements of ACL Variable Annuity Account 2 - American Express Innovations(SM) Variable Annuity issued by American Centurion Life comprised of the segregated asset subaccounts included therein Post-Effective Amendment No. 1 to the Registration Statement (Form N-4, No. 333-101051) for the registration of the American Express Innovations(SM) Variable Annuity offered by American Centurion Life.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 22, 2003